Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF LIMITED PARTNERSHIP OF

EMERGENT ENERGY SERVICES LP.

Pursuant to Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, as amended, it is hereby certified that:

1.                                      The name of the limited partnership is EMERGENT ENERGY SERVICES LP. (the “Partnership”)

2.                                      The Certificate of Limited Partnership of the Partnership is hereby amended by deleting the first paragraph and inserting in lieu thereof a new first paragraph to read as follows:

1.                                      Name. The name of the limited partnership is Emerge Energy Services LP (the “Partnership”).

3.                                      The Certificate of Limited Partnership of the Partnership is hereby amended by deleting the fourth paragraph and inserting in lieu thereof a new fourth paragraph to read as follows:

4.                                      General Partner.  The name and business of address of the sole general partner of the Partnership are as follows:

Emerge Energy Services GP LLC

1400 Civic Place

Suite 250

Southlake, Texas 76092

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Limited Partnership on this 20 day of July, 2012.

EMERGENT ENERGY SERVICES GP LLC,
its General Partner

By:	/s/ Warren Bonham
Warren Bonham
Vice President